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                                  EXHIBIT 11.1
                           TRIDENT MICROSYSTEMS, INC.
                     COMPUTATION OF NET INCOME PER SHARE(1)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                Years Ended June 30,
                                                                                --------------------
                                                                         1996           1995           1994
                                                                         ----           ----           ----
Net income                                                              $16,860        $ 8,011       $ 1,480
                                                                        -------        -------       -------
Weighted average shares outstanding:
     Common Stock                                                        12,255         11,678        11,445
     Convertible Preferred Stock                                              --            --            --
     Mandatorily Redeemable Convertible Preferred Stock                       --            --            --
Weighted average incremental common stock equivalents
     from dilutive options and warrants(2)                              $ 1,168          1,485           510
                                                                        -------        -------       -------
Weighted average common stock shares and equivalents                     13,423         13,163        11,955
                                                                        -------        -------       -------

                                                                        $  1.26        $  0.61       $  0.12
                                                                        =======        =======       =======

(1) This Exhibit should be read in conjunction with Note 1 of Notes to Consolidated Financial Statements.

(2) Computed using the treasury stock method. Stock options and warrants granted during the period from September 30, 1991 to December 16, 1992, the effective date of the initial public offering, have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods before December 16, 1992.
         The initial public offering price of $17.00 per share was used for all periods prior to December 16, 1992.





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